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                                                                    EXHIBIT 99.3


June 7, 1996
The Board of Directors and Shareholders
Avondale Incorporated

We are aware of the inclusion in the Registration Statement (Form S-4) and related Prospectus of Avondale Incorporated and Avondale Mills, Inc. for the registration of $125,000,000 principal amount of senior subordinated notes and the guarantee of such notes of our report dated March 28, 1996 relating to the unaudited condensed consolidated interim financial statements of Avondale Incorporated as of and for the twenty-six week periods ended February 23, 1996 and February 24, 1995.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                  /s/ Ernst & Young LLP